Exhibit 14.1
CODE OF BUSINESS CONDUCT AND ETHICS
Introduction

The policies set forth below constitute our Code of Business Conduct and Ethics (the "Code") which our Board of Directors has adopted to:

•	Promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•	Promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission (the “SEC”) and other public communications;

•	Promote compliance with applicable laws and governmental rules and regulations;

•	Ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information;

•	Deter wrongdoing; and

•	Ensure accountability and adherence to the Code.

All directors, officers and employees of the Company are expected to abide by this Code and to report violations of this Code by others. This introduction answers some basic questions about the Code and discusses how each director, officer and employee should take responsibility for compliance, how violations should be reported and the potential consequences of a violation.

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers1 or directors of the Company may be made only by the Board of Directors or the Audit Committee and must be promptly disclosed as required by rules of the SEC and the New York Stock Exchange (the "NYSE"). Any waiver for other employees may be made by the Board of Directors, Audit Committee or our General Counsel.

Who is covered by the Code?

If you are a director, officer or employee of the Company, you are subject to this Code. At least annually, you will be required to sign a statement certifying that, among other things, you have read and understand the Code and agree to comply with it.

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1 The term 'executive officer' includes our Chief Executive Offer, President, Chief Financial Officer, Chief Operating Officer, Chief Accounting Officer, and any Executive Vice President, Senior Vice President or Vice President in charge of a principal business unit, division or function (such as accounting, finance administration, acquisitions and development, asset management, etc.) as well as any other officer or person who performs a similar policy making function.

Leadership Responsibilities - Setting the Tone at the Top

We expect our executive officers to ensure that this Code is properly communicated to all the Company's employees and to foster compliance with this Code by all employees over whom he or she has responsibility. Our executive officers should foster compliance with the Code by:

•	First and foremost, leading by example, using their own behavior as a model for all employees;

•	Acknowledging the importance of the Code to all employees;

•	Encouraging all employees to raise any questions or concerns about the Code or compliance with it;

•	Encouraging all employees to report any violations or suspected violations of the Code; and

•	Promoting an environment in which an employee feels free to raise concerns without fear of retaliation.

Employee Responsibilities - What do I need to do to be sure I comply with the Code?

While it is the responsibility of our executive officers to communicate the Code and foster compliance with it, the Company also expects each employee to read the Code carefully and consider how it may impact what you do. In particular, it is each employee's personal responsibility to:

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Read and understand the policies constituting the Code. Of course, no one is expected to memorize these policies; however, each employee is expected to have a basic understanding of the issues covered by each policy. You are encouraged to raise any questions that you have about the Code and your responsibilities under it with our General Counsel;

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Promptly raise any concern or question that you may have about a possible violation of any policy, or about a proposed transaction or business relationship that you believe might create a violation of any policy;

•	Understand the options you have for raising concerns, asking questions and reporting violations; and

•	If asked to cooperate in any review or investigation of potential violations of this Code, do so fully and candidly.

What if I'm not sure what is required under the law?

The Code requires you to comply with applicable laws, rules and regulations. If you have questions regarding either the applicability of, or the conduct required to comply with, any law, rule or regulation, you should seek advice from our General Counsel.

What is a "conflict of interest"?

A "conflict of interest" exists when your private interest interferes or appears to interfere with the interests of the Company or your ability to perform your work objectively and effectively. For example, a conflict of interest would arise if you or a member of your immediate family receives improper personal benefits as a result of your position in the Company.

What if I'm not sure of my obligations in a particular situation?

The policies constituting this Code have been designated for your own protection, as well as the protection of the business and reputation of the Company. These policies are broadly written, and no policy can be written to address every conceivable circumstance which may be subject to the policy. If you become aware of a situation which could possibly create a violation of the Code, but think it is a "close call," the best thing you can do for yourself and for the Company is to discuss your concern with our General Counsel to determine whether a violation of the Code has occurred.

If I know of, or suspect, a violation of the Code, whom should I tell?

You should notify our General Counsel immediately, or you may call our Hotline at 1-877-888-0002. Although we prefer you identify yourself to facilitate our investigation of any report, you may choose to remain anonymous.

What if my supervisor tells me to do something that would violate the Code?

Don't do it, report it. No one has the right to order, or even ask, you to violate this Code or the law. If anyone does, THEY are violating this Code.

Can I get in trouble for reporting a violation of the Code by someone else?

No. This Code will only work if you, our employees, make it work by reporting potential violations in good faith, and all employees are encouraged to do so. Even if you identify yourself in the report, it is our policy not to allow actual or threatened retaliation, harassment or discrimination against any director, officer or employee for reports of misconduct that are made in good faith. Any reporting by an employee, officer or director will be kept confidential to the extent permitted by law and regulation and the Company's ability to address these concerns. In certain instances, the identity of the reporting employee, officer or director may be provided to those persons involved in the investigation.

Corrective Action

Violations of the rules and policies of conduct set forth in this Code may result in one or more of the following corrective actions, as appropriate:

•	a warning;

•	a reprimand (noted in the employee's personnel record);

•	probation;

•	demotion;

•	temporary suspension;

•	required reimbursement of losses or damages;

•	termination of employment; and/or

•	referral for criminal prosecution or civil action.

Corrective actions may also apply to any person who directs or approves any prohibited actions, or has knowledge of them, and does not promptly correct them.

As stated above, reporting possible violations of this Code in good faith will not result in retaliation. Any attempts at retaliation should be reported to our General Counsel or through the Hotline.

Honest and Ethical Conduct

We require honest and ethical conduct from each director, officer and employee. Each of you has a responsibility to all other directors, officers and employees, and to the Company itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated and to otherwise conduct yourself in a manner that meets with a high standard of business ethics. Our reputation depends upon the ethical and legal conduct of all of our directors, officers and employees. Each director, officer and employee must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company's policies;

•	Observe both the form and spirit of applicable laws and governmental rules and regulations, accounting standards and Company policies; and

•	Adhere to a high standard of business ethics.

Conflicts of Interest

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided. A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position in the Company. Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to an immediate member of his or her family.

Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with our General Counsel. Loans to, or guarantees of the obligations of, you or your family members by the Company or by persons doing business with the Company are of special concern and must be disclosed, in writing, to our General Counsel.

Conflicts of interest may not always be clear-cut and certain kinds of transactions or relationships may raise issues of conflict of interest, but are not necessarily improper or adverse to the Company's best interests. Accordingly, if you have a question regarding a situation that may give rise to a conflict of interest, you should consult with our General Counsel. The following standards apply to certain common situations where potential conflicts of interest may arise:

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Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is a direct competitor of the Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of the Company is or may appear to be compromised. As a general rule, an investment would not likely be considered improper if it: (1) is in publicly traded shares; (2) represents less than 1% of the outstanding equity of the organization in question; and (3) represents less than

5% of your net worth. If an investment exceeds any of these thresholds or you are not certain whether any investment, financial arrangement or interest in another organization would be inappropriate, the details of your investment, financial arrangement or interest must be fully disclosed to our General Counsel (or the Board of Directors or the Audit Committee, if you are a director), who will make a determination as to whether it is inappropriate.

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Any consulting or employment relationship with any competitor or any hotel management company that operates any of the Company's hotels may be inappropriate. For a director, employment or affiliation with a company with which the Company does business or competes would be improper unless fully disclosed to and approved by our Board of Directors or the Audit Committee and satisfies any other standards established by applicable law, rule (including rules of the NYSE) or regulation and any other corporate governance guidelines that we may establish.

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Any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company is inappropriate. Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper. However, if those activities are likely to take substantial time from or otherwise conflict with your responsibilities to the Company, you should obtain prior approval from our General Counsel.

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The receipt of nominal gifts or entertainment offered from any person with whom the Company has current or prospective business dealings may be accepted when offered in the ordinary and normal course of the business relationship. However, the frequency and cost of any such gifts or entertainment may not be so excessive that your ability to exercise independent judgment on behalf of the Company is or may appear to be compromised. Accordingly, if you receive or are offered a gift that you believe to have a value in excess of the lesser of (i) one percent (1%) of your annual base compensation and (ii) $500, or entertainment that is in excess of usual and customary levels, by any person providing or offering goods or services to the Company, you must promptly disclose the same to our General Counsel (or the Board of Directors or Audit Committee in the case of a director), who will determine whether the gift or entertainment is improper. Any gift or entertainment determined to be improper must be returned, reimbursed or refused by you.

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Being in the position of supervising, reviewing or having any influence on the job evaluation or payor benefit of any immediate family member may be inappropriate and such situations should be discussed with our General Counsel.

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Selling anything to the Company or buying anything from the Company is prohibited, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell and should, in the case of any doubt, be discussed in advance with our General Counsel.

In order to reduce potential conflicts of interest, without the approval of our Audit Committee, we will not:

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Acquire from or sell to any of our directors, officers, employees or significant stockholders (i.e. holders of 5% or more of our outstanding stock) or any immediate family member (including a significant other) of any of the foregoing (collectively “related persons”), or any entity in which any of our related persons is employed or has with other related persons a collective interest of more than 5%, any assets or other property; or

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Make any permissible loan to or borrow from any of our related persons, or any entity in which any of our related persons is employed or has with other related persons a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated; or

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Engage in any other transaction, including a financial transaction, arrangement or relationship (or series of any of the forgoing) with any of our related persons, or any entity in which any of our related persons is employed or has with other related persons a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated.

Disclosure

Each director, officer or employee involved in the Company's disclosure process, including the Chief Executive Officer, President and the Chief Financial Officer (the "Senior Financial Officers"), is required to be familiar with and comply with the Company's disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company's public reports and documents filed with, or submitted to, the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company's disclosure process, including without limitation the Senior Financial Officers, must:

•	Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;

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Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations; and

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

Compliance with Laws, Rules and Regulations

Obeying applicable laws, rules and regulations, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. It is the personal responsibility of each director, officer and employee to adhere to the standards and restrictions imposed by those laws, rules and regulations. Although not everyone is expected to know the details of these laws, rules and regulations, it is expected that if you have questions regarding either the applicability of, or the conduct required to comply with, any law, rule or regulation you will seek advice from our General Counsel.

Insider Trading

It is against Company policy, and in many circumstances illegal, for a director, officer or employee to profit from undisclosed information relating to the Company or any other company. No director, officer or employee may purchase or sell, or hint, suggest or encourage (i.e., "tip") a family member, friend or other person to purchase or sell, any of the Company's securities while in possession of material nonpublic information relating to the Company. Also, no director, officer or employee may purchase or sell securities of any other company or tip another person while in possession of any material nonpublic information relating to that company.

Material Information

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance;

•	Earnings that are inconsistent with the consensus expectations of the investment community;

•	A pending or proposed merger, acquisition or tender offer;

•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

•	A pending or proposed acquisition or disposition of a significant asset;

•	A change in management; and

•	Impending bankruptcy or the existence of severe liquidity problems.

When Information is "Public"?

If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until two business days after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company's securities until Thursday. If an announcement were made on a Friday, the following Wednesday generally would be the first eligible trading day.

Transactions by Family Members

The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company's securities.

Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with our General Counsel before making any such purchase or sale.

Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the Company's business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with our General Counsel.

Confidentiality

In carrying out the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, its hotel managers, prospective acquisition targets or joint venture parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any nonpublic information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

Fair Dealing

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company's hotel managers, competitors, joint venture parties and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Protection and Proper Use of Company Assets

Theft, carelessness and waste of corporate assets have a direct impact on the Company's profitability. All directors, officers and employees should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes. This includes both tangible and intangible assets. Some examples of tangible assets include office equipment, such as telephones, copy machines, computers, furniture, supplies and production equipment. Some examples of intangible assets include intellectual property and confidential or proprietary information (whether in printed or electronic form). In addition, decisions made by the independent third party managers who operate our hotels with respect to the granting of requests for complementary and/or discounted hotel services by directors, officers and employees will be final. Any privileges that may be extended to you by our third party managers should not be abused.

The Company's telephone, e-mail and voicemail systems are corporate assets that should be used primarily for business purposes, and any data recorded in such systems belongs to the Company.

Reporting and Accountability

The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify our General Counsel promptly. Failure to do so is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to our General Counsel. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with our General Counsel to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

•	Notify our General Counsel promptly of any existing or potential violation of this Code; and

•	Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code, and in reporting on the Code:

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Violations and potential violations will be reported by our General Counsel to the Audit Committee, in the case of a violation by a director or executive officer, or General Counsel to the Chief Executive Officer, in the case of a violation by any other employee, after appropriate investigation.

•	The Audit Committee and/or General Counsel will take all appropriate action to investigate any violations reported to them.

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If the Audit Committee or General Counsel determines that a violation has occurred, they will inform the Board of Directors, in the case of a violation by a director or executive officer, or General Counsel, in the case of a violation by any other employee.

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Upon being notified that a violation has occurred, the Board of Directors or General Counsel will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors or the Audit Committee of the Board and must be promptly disclosed as required by SEC or NYSE rules. Any waiver for other employees may be made only by the Board of Directors, Audit Committee or our General Counsel.

Compliance Standards and Procedures

This Code is intended as a statement of basic principles and standards for professional conduct and does not include specific rules that apply to every situation. Its contents should be viewed within the framework of the Company's other policies, practices, instructions and the requirements of the law.

Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility to adhere to ethical standards applicable to the circumstances.

We must all work to ensure prompt and consistent action against violations of this Code. In some situations, it is difficult to know right from wrong. Because this Code does not anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Determine what is the specific conduct or action in question and ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with our General Counsel. This is the basic guidance for all situations. In many cases, our General Counsel will be more knowledgeable about the question, and can help prevent misunderstanding and embarrassment at a later date.

•	You may report ethical violations in confidence and without fear of retaliation. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

You will be governed by the following compliance standards:

•	You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

•	If you are a supervisor, manager, director or officer, you must use your best efforts to ensure that employees understand and comply with this Code;

•	No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

•	Any attempt by you to induce another director, officer or employee of the Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

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Any retaliation or threat of retaliation against any director, officer or employee for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and may be a violation of law; and

•	We expect that every reported violation of this Code will be investigated.

Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of the Company, can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person's status as an at-will employee.

This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

STRATEGIC HOTELS & RESORTS, INC.

PROCEDURES FOR REPORTING CONCERNS UNDER THE CODE OF BUSINESS CONDUCT AND ETHICS AND OTHER COMPANY POLICIES (INCLUDING COMPLAINTS REGARDING ACCOUNTING AND AUDITING MATTERS)

1.    General Reporting

As described in the Code, we need the involvement of every one of our directors, officers and employees to ensure that we vigilantly comply with the Code and other Company policies and maintain high ethical standards in all of our business activities. To do this, we must be made aware of any questions or concerns ("Concerns") that a director, officer or employee may have relating to the Code, other Company policies or related matters, including accounting and auditing matters as more specifically addressed in Section 4 below ("Accounting Matters"). We expect every director, officer and employee to promptly raise any such Concerns with us.

In order to provide alternative methods by which to raise any Concerns, we have developed the following methods, including a specific process to deal with Accounting Matters, for directors, officers and employees to use.

2.    Submitting a Concern (other than regarding Accounting Matters)

Generally, directors, officers and employees should raise Concerns with the Company's General Counsel, and work with her to come to a satisfactory result. You can submit Concerns to the General Counsel in person, by telephone or by electronic submission. However, if you have a Concern that you prefer not to discuss with the General Counsel, you may use a special hotline to anonymously call in a Concern to the Company's independent third-party provider, The Network-Reportline. The Network-Reportline's contact information is below:

The Network-Report line

Telephone: Toll-free 1-877-888-0002

3.    Treatment of Reported Concerns (other than regarding Accounting Matters)

All reports regarding a Concern will be investigated, evaluated and acted on pursuant to the applicable standards and procedures set forth in the Code or other applicable Company policies. Any Concerns submitted to The Network-Reportline will have an anonymous follow-up procedure to allow the Company to ask follow-up questions of the individual who submitted the Concern and for such individuals to determine the status of the Company's action on their Concern.

4.    Reporting Accounting Matters

a.    Scope of Accounting Matters

Concerns relating to Accounting Matters include, without limitation, the following:

Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company; fraud or deliberate error in the recording and maintaining of financial records of the Company; deficiencies in or noncompliance with the Company's internal controls; misrepresentation or a false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or deviation from full and fair reporting of the Company's financial condition.

b.    Submitting Accounting Matters

Generally, directors, officers and employees should raise Accounting Matters with the Company's Chief Financial Officer, and work with him or her to come to a satisfactory result. You can submit Accounting Matters to the Chief Financial Officer in person, by telephone or by electronic submission. However, if you have an Accounting Matter that you prefer not to discuss with the Chief Financial Officer, you may anonymously call in a report relating to an Accounting Matter to The Network-Reportline using the contact information listed in Section 2 above. You should specify that you are reporting an Accounting Matter, as any such matter received by The Network-Reportline will be delivered to the Company's General Counsel and the Chair of the Audit Committee. Any Concerns submitted to The Network-Reportline will have an anonymous follow-up procedure to allow the Company to ask follow-up questions of the individual who submitted the Concern and for such individuals to determine the status of the Company's action on their Concern.

c.    Content of Accounting Matters

To assist the Company in the response to or investigation of a report relating to an Accounting Matter, the report should contain as much specific, factual information as possible to allow for proper assessment of the nature, extent and urgency of the matter that is the subject of such a report, including, without limitation and to the extent possible, the following information:

•	the alleged event, matter or issue that is the subject of the Accounting Matter;

•	the name of each person involved;

•	if the Accounting Matter involves a specific event or events, the approximate date and location of each event; and

•	any additional information, documentation or other evidence available to support the report relating to the Accounting Matter.

d.	Treatment of Accounting Matters

Upon receipt of a report relating to an Accounting Matter, the Chief Financial Officer will (i) determine whether the report actually pertains to an Accounting Matter and (ii) when possible, acknowledge receipt of the report to the person submitting the report. Reports relating to Accounting Matters received by The Network-Reportline will be automatically directed to the Company's General Counsel and the Chair of the Audit Committee. Complaints relating to Accounting Matters will be reviewed under Audit Committee direction, and the Audit Committee may gather additional information and confer with additional outside resources as needed to investigate the Accounting Matter. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

5.    Confidentiality/Anonymity

The Company shall maintain the confidentiality of any report relating to a Concern and the anonymity of the person making a report, to the fullest extent reasonably practicable within the bounds of the law and regulation and of any ensuing evaluation, investigation and related action. Legal or business requirements, however, may not allow for complete confidentiality or anonymity. Also, in some cases it may not be possible to proceed with or properly conduct an investigation unless the person making the report identifies himself or herself. In general, it is less likely that an investigation will be initiated in response to an anonymous Concern due to the difficulty of interviewing anonymous persons making reports and evaluating the credibility of their Concerns. In addition, persons raising Concerns should be cautioned that their identity might become known for reasons outside of the control of the Company. The identity of other persons subject to or participating in any inquiry or investigation relating to a Concern shall be maintained in confidence subject to the same limitations discussed above.

Concerns raised through The Network-Reportline will be deemed made on an anonymous and confidential basis, unless the person making a report chooses to identify himself or herself. To the extent that a Concern made through The Network-Reportline reveals the identity of the person making a report, either by consent of the person or otherwise, the confidentiality or anonymity of the person will be maintained in the manner and to the extent set forth in the preceding paragraph.

6.    Protections from Retaliation

No reprisals will be taken against directors, officers, employees or others who report any Concerns in good faith.

7.    Reporting and Retention of Complaints and Investigations

With regard to reported Concerns, the General Counsel will maintain a log of all such reports made to her directly or through The Network-Reportline, tracking their receipt, investigation and resolution, and shall prepare a periodic summary thereof for the Audit Committee. Copies of such reports and such log will be maintained in accordance with applicable Company policy. The Chief Financial Officer will maintain a log of all Concerns relating to Accounting Matters which are reported to her, tracking their receipt, investigation and resolution, and shall prepare a periodic summary thereof for the Audit Committee. Copies of such reports and such log will be maintained in accordance with applicable Company policy.

This Amended Code of Business Conduct and Ethics
Was Adopted by Resolution of the Board of Directors
December 6, 2011